EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. (“WPX”) and Felix Energy Holdings II, LLC (“Felix”), and has been adjusted to reflect the following:

•	Proposed acquisition of Felix for consideration of approximately $2.5 billion (the “Unadjusted Purchase Price”), consisting of (i) an amount in cash equal to $900 million (the “Unadjusted Cash Purchase Price”) and (ii) 152,963,671 unregistered, shares of the Company’s common stock (the “Unadjusted Equity Consideration”) determined by dividing $1.6 billion by $10.46 (the volume weighted-average per share price of the Company’s common stock on the New York Stock Exchange, as reported by Bloomberg, for the ten (10) consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent) (the “Acquisition”). The Unadjusted Purchase Price is subject to certain customary closing adjustments set forth in the Purchase Agreement. If certain closing adjustments are positive, then the Unadjusted Cash Purchase Price is adjusted and if certain closing adjustments are negative, the Unadjusted Equity Consideration is adjusted. The Unadjusted Equity Consideration is subject to certain holdbacks at Closing, including reduction by an amount of shares of the Company’s common stock equal to the Escrowed Shares (as defined in the Purchase Agreement) and the Adjustment Holdback Amount (as defined in the Purchase Agreement) divided by $10.46 which will be held by an escrow agent in connection with the indemnification and adjustment obligations of the Seller under the Purchase Agreement.

Felix Parent has a senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Felix Parent Notes Facility”), and Felix has a reserve-based revolving credit facility pursuant to that certain Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented and otherwise modified prior the date hereof, the “Felix Revolving Credit Facility” and together with the Felix Parent Notes Facility, the “Felix Debt Facilities”). The Felix Parent Notes Facility is secured by a lien on the equity of Felix and certain of Felix’s assets. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Debt Facilities are to be repaid in order to cause the release of such liens and terminate the facilities. Any amounts outstanding under the Felix Debt Facilities that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. Furthermore, in connection with entering into the Purchase Agreement, Felix Parent received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts outstanding exceed the Unadjusted Cash Purchase Price subject to certain adjustments.

•	Adjustments to Felix’s historical information to remove the effect of Felix’s midstream and water assets and operations and reflect the intercompany activity with those operations previously eliminated. In connection with the Acquisition, Felix has represented to us that it will either (i) distribute these assets to Felix Parent, or (ii) dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “Felix Dispositions.”

•	Impact of proposed offering by WPX of $900 million aggregate principal amount of senior notes and, if necessary, borrowings under our revolving credit facility (collectively, the “Financing Transactions”), the proceeds of which will be used to the fund the Acquisition and related transaction costs. At the time of the Acquisition closing, the Company may elect to use cash on hand rather than borrowings under the Credit Facility to fund such costs.

Certain of Felix’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the Acquisition, the Felix Dispositions and the Financing Transactions as if they had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and 2018 and the year ended December 31, 2018 both give effect to the Acquisition, Felix Dispositions and Financing Transactions as if they had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, Felix Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the Felix Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX’s and Felix’s consolidated financial statements and related notes. WPX financial statements and notes are included in WPX’s Annual Report on Form 10-K for the year ended December 31, 2018 and WPX’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2019. Felix’s consolidated financial statements and notes are included elsewhere in this filing.

WPX Energy, Inc.

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(Unaudited)

	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Current assets:
Cash and cash equivalents	$13	$6	$(2)	$4	$(900	)(a)	$900	(f)	$17

							(42	)(h)
							42	(i)
Accounts receivable, net of allowance	553	75	(4)	71	—		—		624
Derivative assets	169	10	—	10	—		—		179
Inventories	46	3	(1)	2	—		—		48
Other	35	6	—	6	—		—		41
Total current assets	816	100	(7)	93	(900)		900		909
Investments	51	—	—	—	—		—		51
Properties and equipment (successful efforts method of accounting)	10,985	2,169	(210)	1,959	1,264	(a)	—		13,965
					(243	)(b)	—
Less – accumulated depreciation, depletion and amortization	(3,411)	(262)	19	(243)	243	(b)	—		(3,411)
Properties and equipment, net	7,574	1,907	(191)	1,716	1,264		—		10,554
Derivative assets	56	—	—	—	—		—		56
Other noncurrent assets	123	1	—	1	—		—		124
Total assets	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

Liabilities and Equity
Current liabilities:
Accounts payable	$686	$123	$(3)	$120	$—		$—		$806
Accrued and other current liabilities	209	20	—	20	—		—		229
Derivative liabilities	35	—	—	—	—		—		35
Total current liabilities	930	143	(3)	140	—		—		1,070
Deferred income taxes	307	—	—	—	—		(6	)(g)	301
Long-term debt	2,201	877	(93)	784	(784	)(c)	900	(e)	3,129
							(14	)(h)
							42	(i)
Derivative liabilities	7	—	—	—	—		—		7
Other noncurrent liabilities	532	5	(2)	3	—		—		535
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	—	—		—		—
Common stock	4	—	—	—	2	(d)	—		6
Additional paid-in-capital	7,698	—	—	—	2,029	(d)	—		9,727
Accumulated deficit	(3,059)	—	—	—	—		(22	)(g)	(3,081)
Member’s equity	—	983	(100)	883	(883	)(e)	—		—
Total stockholders’ equity	4,643	983	(100)	883	1,148		(22)		6,652
Total liabilities and equity	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Nine Months Ended September 30, 2019
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,499	$468	$(2)	$466	$—		$—		$1,965
Natural gas sales	57	6	—	6	—		—		63
Natural gas liquid sales	90	26	—	26	—		—		116
Total product revenues	1,646	500	(2)	498	—		—		2,144
Net gain (loss) on derivatives	46	6	—	6	—		—		52
Commodity management	155	—	—	—	—		—		155
Other	2	10	(10)	—	—		—		2
Total revenues	1,849	516	(12)	504	—		—		2,353
Costs and expenses:
Depreciation, depletion and amortization	681	134	(14)	120	51	(j)	—		852
Lease and facility operating	276	82	3	85	—		—		361
Gathering, processing and transportation	131	32	12	44	—		—		175
Taxes other than income	128	27	—	27	—		—		155
Exploration	70	9	—	9	—		—		79
General and administrative	146	15	(3)	12	—		—		158
Commodity management	126	—	—	—	—		—		126
Other—net	17	—	—	—	—		—		17
Total costs and expenses	1,575	299	(2)	297	51		—		1,923
Operating income (loss)	274	217	(10)	207	(51)		—		430
Interest expense	(119)	(24)	4	(20)	—		(37	)(m)	(156)
							20	(n)
Loss and extinguishment of debt	(47)	—	—	—	—		—		(47)
Gain on equity method investment transactions	373	—	—	—	—		—		373
Investment income and other	7	—	—	—	—		—		7
Income (loss) from continuing operations before income taxes	488	193	(6)	187	(51)		(17)		607
Provision (benefit) for income taxes	109	—	—	—	31	(l)	(4	)(o)	136
Income (loss) from continuing operations	379	193	(6)	187	(82)		(13)		471
Less: Dividends from preferred stock	—	—	—	—	—		—		—
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$379	$193	$(6)	$187	$(82)		$(13)		$471
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.90								$0.82
Weighted-average shares (millions)	421.4				153.0	(k)			574.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.89								$0.82
Weighted-average shares (millions)	$423.0				153.0	(k)			576.0

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Nine Months Ended September 30, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,331	$222	$—	$222	$—		$—		$1,553
Natural gas sales	51	7	—	7	—		—		58
Natural gas liquid sales	99	18	—	18	—		—		117
Total product revenues	1,481	247	—	247	—		—		1,728
Net gain (loss) on derivatives	(362)	(13)	—	(13)	—		—		(375)
Commodity management	168	—	—	—	—		—		168
Other	1	7	(7)	—	—		—		1
Total revenues	1,288	241	(7)	234	—		—		1,522
Costs and expenses:
Depreciation, depletion and amortization	551	55	(3)	52	18	(j)	—		621
Lease and facility operating	182	36	2	38	—		—		220
Gathering, processing and transportation	64	15	1	16	—		—		80
Taxes other than income	116	13	—	13	—		—		129
Exploration	54	6	—	6	—		—		60
General and administrative	131	11	(1)	10	—		—		141
Commodity management	156	—	—	—	—		—		156
Other—net	5	(3)	—	(3)	—		—		2
Total costs and expenses	1,259	133	(1)	132	18		—		1,409
Operating income (loss)	29	108	(6)	102	(18)		—		113
Interest expense	(123)	(6)	1	(5)	—		(37	)(m)	(160)
							5	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(2)	—	—	—	—		—		(2)
Income (loss) from continuing operations before income taxes	(167)	102	(5)	97	(18)		(32)		(120)
Provision (benefit) for income taxes	(56)	—	—	—	18	(l)	(7	)(o)	(45)
Income (loss) from continuing operations	(111)	102	(5)	97	(36)		(25)		(75)
Less: Dividends from preferred stock	8	—	—	—	—		—		8
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$(119)	$102	$(5)	$97	$(36)		$(25)		$(83)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.15)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.15)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Year Ended December 31, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,790	$316	$(1)	$315	$—		$—		$2,105
Natural gas sales	87	9	—	9	—		—		96
Natural gas liquid sales	148	27	—	27	—		—		175
Total product revenues	2,025	352	(1)	351	—		—		2,376
Net gain (loss) on derivatives	81	(2)	—	(2)	—		—		79
Commodity management	204	—	—	—	—		—		204
Other	—	10	(10)	—	—		—		—
Total revenues	2,310	360	(11)	349	—		—		2,659
Costs and expenses:
Depreciation, depletion and amortization	777	82	(4)	78	27	(j)	—		882
Lease and facility operating	272	50	1	51	—		—		323
Gathering, processing and transportation	107	21	4	25	—		—		132
Taxes other than income	157	19	—	19	—		—		176
Exploration	75	8	—	8	—		—		83
General and administrative	182	17	(2)	15	—		—		197
Commodity management	182	—	—	—	—		—		182
Other—net	4	(3)	—	(3)	—		—		1
Total costs and expenses	1,756	194	(1)	193	27		—		1,976
Operating income (loss)	554	166	(10)	156	(27)		—		683
Interest expense	(163)	(12)	3	(9)	—		(50	)(m)	(213)
							9	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(4)	—	—	—	—		—		(4)
Income (loss) from continuing operations before income taxes	316	154	(7)	147	(27)		(41)		395
Provision (benefit) for income taxes	74	—	—	—	28	(l)	(10	)(o)	92
Income (loss) from continuing operations	242	154	(7)	147	(55)		(31)		303
Less: Dividends from preferred stock	8	—	—	—	—		—		8
Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$234	$154	$(7)	$147	$(55)		$(31)		$295
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.57								$0.53
Weighted-average shares (millions)	408.4				153.0	(k)			561.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.57								$0.52
Weighted-average shares (millions)	$411.7				153.0	(k)			564.7

WPX Energy, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

Felix Dispositions

In connection with the Acquisition, Felix has represented to the Company that is will either (i) distribute its crude midstream business and water business to Felix Parent in connection with the Acquisition, or (ii)  dispose of such assets in a third party sale. We refer to either the distribution or sale of such assets herein as the “Felix Dispositions.” The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to a Felix Parent. In either case, WPX would acquire Felix exclusive of these assets, however, contracts utilizing the services of these businesses will remain in place.

Acquisition Adjustments

The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition. For income tax purposes, the Acquisition will be treated as an asset purchase such that the tax bases in the assets and liabilities will generally reflect the allocated fair value at closing. Therefore, we do not anticipate a material difference in the initial financial and tax bases of the assets and liabilities and have not reflected any deferred income taxes related to the Acquisition.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated number of shares due to closing adjustments and the estimated fair value of the shares of WPX common stock to be transferred to Felix Parent, based on WPX’s share price at the date of closing;
•	final working capital and other post-closing adjustments; and
•	changes in the estimated fair value of Felix’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors.

The preliminary consideration to be transferred and fair value of assets acquired and liabilities assumed are as follows:

Allocation	Preliminary Purchase Price
(Millions)
Consideration:
Cash	$900
Fair value of WPX common stock to be issued (1)	2,031
Total consideration	$2,931

Fair value of liabilities assumed:
Accounts payable	$120
Accrued liabilities	20
Asset retirement obligation	3
Total liabilities assumed as of September 30, 2019	$143

Fair value of assets acquired:
Cash and cash equivalents	4
Accounts receivable, net	71
Derivative assets, current	10
Inventories	2
Other current assets	6
Properties and equipment, net	2,980
Other noncurrent assets	1
Total assets acquired as of September 30, 2019	$3,074

(1)	Based on 153 million shares (less 5 million shares related to estimated closing adjustments as of September 30, 2019) of WPX common stock at $13.74 per share (the closing price of our common stock on the NYSE on December 31, 2019).

Based on the closing stock price on December 31, 2019, the preliminary value of WPX’s equity consideration to be transferred was approximately $2.0 billion. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX’s common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX’s common stock, as compared to December 31, 2019 closing price of $13.74, would increase or decrease the purchase price by approximately $203 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of September 30, 2019 to reflect the acquisition adjustments related to the Acquisition:

(a)	The allocation of the estimated fair value of consideration transferred of $900 million of cash and $2.0 billion of common stock (based on the closing price of WPX’s common stock as of December 31, 2019) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

o	$900 million in cash consideration related to the Acquisition. Any amounts used to pay off the outstanding Felix Debt Facilities are considered part of the cash consideration;

o	$1,264 million increase in Felix’s book basis of property, plant and equipment to reflect them at fair value;

(b)	Reflects the elimination of Felix’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances against gross properties and equipment.

(c)	Represents the portion of the cash consideration used for repayment of the $788 million outstanding under Felix’s revolving credit facility as of September 30, 2019. The repayment of the Felix Parent Notes Facility is not reflected as an adjustment to the accompanying pro forma combined balance sheet because that debt is not represented on Felix’s balance sheet.

(d)	Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to Felix Parent to effect the transaction.

(e)	Reflects the elimination of Felix’s historical equity balances in accordance with the acquisition method of accounting.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

(f)	Represents $900 million in cash anticipated to be received through $900 million of senior notes offered hereby. The anticipated cash to be received is before fees as described in (h) below and potential discounts. This offering is not conditioned on the consummation of the Acquisition.

(g)	Reflects the expense of approximately $28 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $6 million.

(h)	Reflects $42 million for the following estimated fees:

•	$14 million comprised of debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering; and

•	$28 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

(i)	Represents $42 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of September 30, 2019. Borrowings under our revolving credit facility will be decreased or increased if we have more or less cash and cash equivalents at the time of closing or if we receive more or less proceeds from the consummation of the proposed senior notes offerings.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

Felix Disposition

The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of Felix’s midstream business and water business from Felix’s consolidated historical financial statements. Additionally, lease and facility operating expenses and gathering, processing and transportation expenses were adjusted to reflect intercompany contracts with the water and midstream businesses, respectively, that were previously eliminated.

Acquisition Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

(j)	Reflects additional depreciation, depletion and amortization expense resulting from the increased basis of property, plant and equipment acquired.

(k)	Reflects 153 million shares of WPX common stock, before closing adjustments, to be issued to Felix Parent as a portion of the consideration for the Acquisition.

(l)	Represents an estimated tax impact of pretax pro forma adjustments and application of an estimated effective tax rate to Felix’s pro forma income before taxes. Felix is treated as a partnership for income tax purposes. Accordingly, the income deductions, expenses and credits of Felix are reported on the tax returns of Felix’s members.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(m)	Reflects an assumed weighted average interest rate of 5.119 percent in respect of an aggregate of $900 million of senior notes expected to be issued as part of the Financing Transactions and $42 million of borrowings on our revolving credit facility. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent change in the assumed weighted average interest rate would result in a change of approximately $1.2 million in annual interest expense. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

(n)	Reflects the elimination of Felix remaining interest expense assuming no outstanding debt for the reporting periods per the terms of the Purchase Agreement.

(o)	Represents an estimated tax impact of pretax pro forma adjustments.

8